EXHIBIT 10.51

SUMMARY OF 2007 NON-EMPLOYEE DIRECTOR COMPENSATION

In 2007, each of the non-employee directors of Monogram Biosciences, Inc. shall receive an annual retainer of $20,000, paid in equal quarterly installments, a fee of $2,000 for each Board of Directors meeting attended in person, a fee of $500 for each Board of Directors meeting attended by phone and a fee of $500 for each committee meeting attended by committee members. In addition, the chair of the Audit Committee will receive an annual retainer of $10,000 and the chair of the Compensation Committee will receive an annual retainer of $5,000.